Exhibit 99

ICN Pharmaceuticals, Inc.	International Headquarters ICN Plaza 3300 Hyland Avenue Costa Mesa, California 92626	Telephone: (714) 545-0100 Fax: (714) 641-7215 Telex: 67-0413

Contact:
Adam Weiner
Kekst and Company
212-521-4823

ICN PHARMACEUTICALS SUCCESSFULLY COMPLETES ACQUISITION OF RIBAPHARM

     Costa Mesa, CA, August 25, 2003 – ICN Pharmaceuticals, Inc. (NYSE: ICN) today announced that it completed its acquisition of Ribapharm Inc. (NYSE: RNA) by merging a wholly-owned subsidiary into Ribapharm. As a result of the merger, which became effective on Friday, August 22, 2003, each outstanding share of Ribapharm common stock not owned by ICN was converted into the right to receive the same $6.25 per share in cash, without interest, that ICN paid for each share tendered in its recently completed tender offer for all of the outstanding Ribapharm shares that ICN did not already own.

     Robert W. O’Leary, ICN’s Chairman and Chief Executive Officer, commented, “The completion of this merger represents an important milestone for ICN in our strategic repositioning efforts. Our new corporate structure will allow us to focus our energies on realizing the synergies inherent in our two businesses and to harness the scientific expertise of Ribapharm with the commercial strength of ICN.”

     Payment of $6.25 per share in cash will be made following the merger upon proper delivery of certificates representing Ribapharm shares to American Stock Transfer & Trust Company, Paying Agent for the merger, together with a properly completed Letter of Transmittal, or by certain other procedures as set forth in the Letter of Transmittal. Transmittal materials will be promptly sent to Ribapharm stockholders.

     ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, infectious diseases and cancer.

     FORWARD-LOOKING STATEMENTS

This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, and other risks detailed from time to time in ICN’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include, following the consummation of the merger, ICN’s ability to successfully re-integrate Ribapharm into its operations, retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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